Exhibit 10.27

POLYMER HOLDINGS LLC CASH INCENTIVE PLAN

(APPROVED DECEMBER 9, 2009, EFFECTIVE AS OF THE EFFECTIVE DATE)

Section 1. Purpose.

The purpose of the Polymers Holdings LLC Cash Incentive Plan (the “Plan”) is to promote the interests of Polymer Holdings LLC (“Polymer Holdings”) and its Subsidiaries (together with Polymer Holdings, the “Company”) by providing eligible key employees of the Company with incentives to assist the Company in meeting and exceeding its business goals. For purposes of this Plan, “Subsidiary” shall mean any “subsidiary” within the meaning of Rule 405 under the Security Act of 1933, as amended.

Section 2. Administration.

(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Polymer Holdings (the “Board”), which Committee shall be comprised of not fewer than two members of the Board who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the regulations thereunder (the “Code”).

(b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Polymer Holdings in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3. Eligibility.

Awards may be granted to key employees of the Company who are selected for participation in the Plan by the Committee. A qualifying employee selected by the Committee to participate in the Plan shall be a “Participant” in the Plan. Participants may or may not be “Covered Employees” as defined under Section 162(m) of the Code.

Section 4. Award Criteria.

The Committee may grant performance-based awards (“Awards”) to Participants with respect to any performance period (each, a “Performance Period”), subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and the Performance Periods applicable to Outstanding Awards may be overlapping; provided however that with respect to a Participant who becomes employed by the Company following the first day of a Performance Period, the Committee may establish a Performance Period that begins on the date of such Participant’s commencement of employment with the Company and ends on the same date as that of the Performance Period applicable to all other Participants at such time. Within 90 days after the beginning of a Performance Period (or, with respect to a Performance Period that is less than one fiscal year of the Company, by no later than the date upon which 25% of such Performance Period (as scheduled in good faith at the time the Performance Targets, as defined below, are established) has elapsed) the Committee shall establish (a) individual and/or Company performance goals and objectives (“Performance Targets”) for each Award relating to such Performance Period, (b) target awards (“Target Awards”) for each Participant, and (c) performance schedules (“Performance Schedules”) which set forth the objective methods for determining the applicable performance percentage for each Performance Target (“Performance Percentage”) to be applied to each Target Award to which a Performance Target relates in arriving at the actual Award payout amount.

Section 5. Performance Targets.

The Committee shall establish Performance Targets for each Performance Period. Such Performance Targets shall be based on one or more of the following business criteria: EBITDA; profit; safety performance; innovation as a percent of total revenue; cost out and pricing initiatives before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense management; improvements in capital structure; profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders; market share (percent shares the Company has captured in the market); increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports; implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; the relative performance of the Company against a peer group of companies on any of the measures above. Performance goals may relate to individual performance, Company performance or business unit performance.

The measurement of any Performance Target(s) may exclude the impact of charges for asset write-downs, any impact of using the LIFO or FIFO method of inventory accounting, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. Any Performance Target may be used to measure the performance of Polymer Holdings or a Subsidiary of Polymer Holdings as a whole or any business unit of Polymer Holdings or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Section 6. Awards.

(a) Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage applicable to each Performance Target and multiply the portion of the Target Award to which the Performance Target relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.

(b) Discretionary Adjustments. The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant based on such factors as the Committee may deem relevant. The Committee may not increase the amount of any Award payable to any Covered Employee above the amount established in accordance with the relevant Performance Targets. However, the Committee may increase the amount of any Award to any Participant who is not a Covered Employee. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing in a non-uniform manner among Participants.

(c) Limitation. The amount paid under the Plan to any Participant with respect to any Award that relates to a Performance Period of one year shall not exceed $3,000,000. The amount paid under the Plan to any Participant with respect to any Award that relates to a Performance Period of more than one year shall not exceed $9,000,000. No Participant shall be eligible to earn Awards for more than three Performance Periods that end within any single fiscal year of the Company.

(d) Effect of Termination of Employment. In no event shall an individual receive payment for all or any portion of an Award if his or her employment is terminated prior to the date such Awards are paid.

(e) Certification and Payment. Awards shall be paid as soon as administratively practical following written certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Section 5 and this Section 6, and in no event more than two and one half months following the end of the Performance Period to which such certification relates. For purposes of written certification by the Committee, approved minutes of the Committee meeting in which the certification is made are treated as written. All payments under the Plan shall be made by Kraton Polymers LLC or by any of its direct or indirect subsidiaries as it may designate, unless otherwise determined in the sole discretion of the Committee. Notwithstanding anything herein to the contrary, Polymer Holdings shall not make, nor have any obligation to make, any cash payments under this plan if such payment or obligation would be a violation of any other contractual obligation to which Polymer Holdings is a party, including, but not limited to, the Credit and Guaranty Agreement between Kraton Polymers LLC, Polymer Holdings, certain Subsidiaries of Kraton Polymers LLC, various lenders, Goldman Sachs Credit Partners L.P., UBS AG (Stamford Branch), Morgan Stanley Senior Funding Inc., Credit Suisse (Cayman Islands Branch), and General Electric Capital Corp, dated as of October 20, 2009, as amended. In the event a cash payment comes due under this Plan and Polymer Holdings cannot make such payment without violating such a contractual agreement, the payment shall instead be made by Kraton Polymers LLC, or such other subsidiary of Polymer Holdings as determined by the Compensation Committee of Polymer Holdings, that can make such a payment without any similar contractual violation and Polymer Holdings shall have no obligation with respect to such payment.

Section 7. General Provisions.

(a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.

(c) Withholding Taxes. The Company may deduct from all payments and distributions under the Plan any required federal, state or local government tax withholdings.

(d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e) Effective Date; Amendment. The Plan is effective as of the effective date of the initial public offering of Polymer Holdings. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided that, no such alteration or amendment shall be effective until approval by the Company’s shareholders has been obtained, if such approval is required by applicable law or required by applicable stock exchange listing requirements. Unless terminated sooner, the Plan shall automatically terminate immediately before the first meeting of the Company’s shareholders at which directors are to be elected that occurs in the calendar year 2013. Any termination, whether in whole or in part, shall not affect any then outstanding Awards.

(f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

(g) Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

(h) 409A. The Awards granted hereunder are not intended to be subject to Section 409A of the Code pursuant to the short term deferral exception provided in the regulations thereunder.

(i) Return of or Reduction in the Award. In the event that following the end of the Performance Period, it is determined by the Committee and ratified by the Board that an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.

(j) Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which affiliates and Subsidiaries shall be covered by the Plan; (ii) determine which employees outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to employees outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section (7)(j) by the Committee shall be attached to the Plan document as appendices; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law, including Section 409A of the Code.

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